NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: May 6, 2002

FOR IMMEDIATE RELEASE

COMMUNITY FINANCIAL REPORTS FOURTH QUARTER AND RECORD ANNUAL RESULTS
STAUNTON, VIRGINIA

             Community Financial Corporation (Nasdaq: CFFC), the holding company for Community Bank, Staunton, Virginia, its sole operating subsidiary, today reported earnings for the quarter and fiscal year ended March 31, 2002. For the quarter ended March 31, 2002, Community Financial reported earnings of $564,000 or $0.25 per diluted share, compared to $574,000 or $0.24 per diluted share for the same period last year. Earnings for the March 31, 2001 quarter included an adjustment of $150,000 to reduce the accrual for income tax expense. Earnings for the March 31, 2001 quarter, excluding the one-time income tax benefit, were $424,000 or $0.18 per diluted share. The increase in net income for the current quarter compared to the 2001 quarter, after adjusting for the one-time tax benefit, can be attributed primarily to an increase in after tax net interest income of approximately $218,000.

            Earnings for the fiscal year ended March 31, 2002, were $2.6 million or $1.14 per diluted share compared to $1.7 million or $0.72 per diluted share, a 58% increase in diluted earnings per share. The increase in earnings for the fiscal year ended March 31, 2002 is attributable primarily to an increase in both net interest income and fees on loans and deposits. The increase in net interest income is related to increases in the interest rate spread between interest-earning assets and interest-bearing liabilities and the average balance of loans outstanding during the year ended March 31, 2002. Loans outstanding, net of the allowance, at March 31, 2002 totaled $223.8 million, up 4% from $214.6 million from the prior year. Deposits totaled $204.5 million at year end, up 17% from $174.3 million from the previous year. Doug Richard, President and Chief Executive Officer of Community Financial Corporation, noted that this was the most profitable year that the Company has experienced in its seventy-four year history.

            Mr. Richard also noted that on April 6, 2002, Community Bank recognized the fifth anniversary of the formation of its Hampton Roads Region. This Region currently has two branch locations with deposits totaling $34.7 million and a loan portfolio of $64.3 million. Chairman of the Board Dr. James R. Cooke Jr. stated "the Company is very pleased with the development of the Hampton Roads Region which has been a significant contributor to the overall profitability of the Company." We are also pleased to announce that Community Bank will break ground this month for its new Verona branch office with completion and opening scheduled for December of this year. This office will be 3,850 square feet in size, with the capacity of up to four drive-up lanes in addition to a drive-up ATM. The Verona location will bring the Bank's total number of full service offices to eight, with six in the Shenandoah Valley market.

            After reviewing the Company's financial position and operating results the Board of Directors approved a quarterly cash dividend of $0.08 per share payable May 22, 2002, to stockholders of record as of the close of business on May 8, 2002. Stockholders' equity totaled $26.7 million at March 31, 2002, representing a book value of $11.84 per share at such date. The Board of Directors of Community Financial also previously authorized a repurchase of up to 10% of our outstanding shares or approximately 244,000 shares, 197,000 of which have been repurchased as of March 31, 2002 at a weighted average price of $9.64 per share. Finally, the Board of Directors set July 31, 2002 as the date for the Company's annual stockholders' meeting and May 31, 2002 as the record date for stockholder voting at that meeting.

            At March 31, 2002 Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine and Virginia Beach. Its mortgage-banking subsidiary is headquartered in Richmond, Virginia. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

            This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of Community Financial Corporation and its subsidiaries. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) customer preferences, (iii) national and local economic and market conditions, (iv) higher than anticipated operating expenses and (v) a lower level of or higher cost for deposits than anticipated. Community disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.